Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Reports Third Quarter and

Nine Months 2013 Financial Results

ELKHART, IN – October 24, 2013 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (“RV”), manufactured housing (“MH”) and industrial markets, today reported its financial results for the third quarter and nine months ended September 29, 2013.

Third Quarter 2013 Financial Results

Net sales for the third quarter of 2013 increased $33.7 million or 29.8%, to $146.6 million from $112.9 million in the same quarter of 2012. The increase was primarily attributable to a 35% increase in the Company’s revenue from the RV industry, which represented approximately 70% of the Company’s third quarter 2013 sales. Sales to the MH industry increased 16%, while sales to the industrial markets increased 25%. The Company estimates that RV industry wholesale unit shipments increased approximately 10% in the third quarter of 2013 compared to the prior year. Additionally, the Company estimates that wholesale unit shipments in the MH industry, which represented approximately 18% of third quarter 2013 sales, rose approximately 9% from the third quarter of 2012. The industrial market sector, which is primarily tied to the residential housing and commercial and retail fixtures markets, accounted for 12% of the Company’s third quarter 2013 sales. The Company estimates that approximately 60% of its industrial market sales is linked to the residential housing sector and its sales to the industrial markets generally lag new housing starts by approximately six to nine months.

Excluding the revenue contributions of acquisitions completed in 2012 and 2013, the Company estimates its organic growth in the third quarter of 2013 at approximately 16%, or $17.6 million of its total revenue increase. The Company estimates that this organic growth was comprised of growth resulting from market share gains of approximately 6% and growth tied to overall industry improvement of approximately 10%. The remaining $16.1 million of the revenue increase in the third quarter of 2013 was attributable to the incremental contribution of the 2012 and 2013 acquisitions (including related market share and industry growth), resulting in incremental growth of approximately 14%. As previously announced, in September 2013, the Company acquired the business and certain assets of Frontline Mfg., Inc. (“Frontline”), Premier Concepts, Inc. (“Premier”), and West Side Furniture (“West Side”).

Todd Cleveland, President and Chief Executive Officer, said, “We are pleased with our third quarter revenue growth which was bolstered by growth in all three of the end markets we serve. Seasonal factors consistent with recent years, including changing production schedules related to the fall dealer show season, competitive market conditions, and fluctuating commodity prices in certain raw materials, reduced our gross margin in the third quarter compared to the second quarter of 2013.” Mr. Cleveland further noted, “The positive sentiment exhibited by both dealers and OEMs during the recent RV manufacturer open houses supports the strong momentum in this industry as we head into the fourth quarter and into 2014. In addition, Frontline, Premier, and West Side are an excellent fit with our existing RV, MH and industrial businesses and we are excited to bring these three companies into the Patrick family as we continue to focus on our goal of increasing our product offerings, market share, and content per unit.”

Patrick reported operating income of $9.0 million in the third quarter of 2013, an increase of $1.7 million or 22.8%, from the $7.3 million reported in the prior year. Third quarter 2013 net income was $5.5 million or $0.51 per diluted share. This compares to net income of $6.6 million or $0.60 per diluted share in the third quarter of 2012, when the Company had an effective tax rate of 0% due to a full valuation allowance against its deferred tax assets.

Exclusive of an after-tax gain of $0.2 million or $0.02 per diluted share related to the collection of a previously reserved receivable, adjusted net income in the third quarter of 2013 would have been $5.3 million or $0.49 per diluted share. Exclusive of a gain on sale of fixed assets and a non-cash credit for stock warrant accounting together totaling $0.3 million or $0.03 per diluted share, and assuming the same estimated effective tax rate that was recorded in the third quarter of 2013, adjusted net income in the third quarter of 2012 would have been $4.0 million or $0.37 per diluted share.

Nine Months 2013 Financial Results

Net sales for the first nine months of 2013 increased $117.1 million or 35.3%, to $448.3 million from $331.2 million in the same period in 2012. For the first nine months of 2013, the Company’s revenue from the RV industry, which represented approximately 73% of its nine months 2013 sales, increased by 44%. The Company estimates that RV industry wholesale unit shipments increased approximately 12% in the first nine months of 2013 compared to the prior year. Additionally, revenues from the MH industry, which represented 16% of the Company’s nine months 2013 sales, rose 12% compared to the prior year as wholesale unit shipments, as estimated by the Company, increased by approximately 6%. Revenues from the industrial market increased 25% and benefited from improved retail fixture and residential cabinet and furniture sales. The industrial market accounted for 11% of the Company’s nine months 2013 sales.

Excluding the revenue contributions of the 2012 and 2013 acquisitions, the Company estimates its organic growth in the first nine months of 2013 at approximately 17%, or $57.8 million of its total revenue increase. The Company estimates that this organic growth was comprised of growth resulting from market share gains of approximately 6% and growth tied to overall industry improvement of approximately 11%. The remaining $59.3 million of the revenue increase in the first nine months of 2013 was attributable to the incremental contribution of the 2012 and 2013 acquisitions (including related market share and industry growth), resulting in incremental growth of approximately 18%.

For the first nine months of 2013, Patrick reported operating income of $32.3 million, an increase of $9.9 million or 44.1%, from the $22.4 million reported in the first nine months of 2012. Nine months 2013 net income was $19.0 million or $1.76 per diluted share. For the first nine months of 2012, the Company reported net income of $24.9 million or $2.32 per diluted share, including the positive impact of a non-cash income tax credit of $6.7 million or $0.62 per diluted share related to the reversal of the tax valuation allowance against its deferred tax assets.

Exclusive of an after-tax gain on sale of fixed assets and the previously mentioned receivable recovery together totaling $0.4 million or $0.04 per diluted share, nine months 2013 adjusted net income would have been $18.6 million or $1.72 per diluted share. Exclusive of a net credit of $5.2 million or $0.48 per diluted share resulting from the non-cash credit related to the reversal of the tax valuation allowance discussed above, a gain on sale of fixed assets and the acquisition of a business net of a non-cash charge for stock warrant accounting, and assuming the same estimated effective tax rate that was recorded in the first nine months of 2013, nine months 2012 net income would have been $12.2 million or $1.14 per diluted share.

In February 2013, the Company’s Board of Directors authorized a stock repurchase program for the purchase of up to $10 million of the Company’s common stock from time to time through open market or private transactions over the following 12 months. As of October 23, 2013, the Company had repurchased 407,330 shares at an average price of $14.92 per share for a total cost of approximately $6.1 million.

In 2011, as a result of the generation of taxable income, the Company began to utilize its federal and state net operating loss carry forwards (the “NOLs”) of more than $29 million and $34 million, respectively, to offset taxable earnings for federal and state tax purposes. At December 31, 2012, the Company had gross federal NOLs remaining of approximately $9.8 million that it fully utilized in the first half of 2013. In addition, at December 31, 2012, the Company had gross state NOLs remaining of approximately $12.6 million, of which approximately $5.5 million were remaining to be utilized as of September 29, 2013. The ability to utilize these federal and state NOLs to offset taxable earnings over the past several years significantly enhanced the Company’s cash flows generated from its operations.

“The strong cash flows resulting from our revenue growth and operating performance thus far in 2013 have afforded us the opportunity to continue to strengthen our balance sheet, maintain an appropriate leverage position and reinvest in our business through capital expenditures, stock repurchases and acquisitions,” stated Mr. Cleveland. “Our organization’s success is centered on bringing the highest level of quality products and services to our customers, and executing our strategic initiatives with the goal of further increasing growth and profitability consistent with our expectation of continuously increasing shareholder value. We intend to continue to pursue acquisitions and other avenues to increase our revenues and grow our operating income, net income, cash flows, and earnings per share through the remainder of 2013 and into 2014.”

Mr. Cleveland further noted, “We believe the dedication of our team members and our focus on delivering value to our customer base, in combination with the acquisitions we have completed over the past several years, will continue to provide positive contributions to our operating profitability and afford us the opportunity to gain additional market share in the RV, MH and industrial markets.”

Conference Call Webcast

As previously announced, Patrick Industries will host an online webcast of its third quarter 2013 earnings conference call that can be accessed on the Company’s website, www.patrickind.com under “Investor Relations,” on Thursday, October 24, 2013, at 10:00 a.m. Eastern time.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 11 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, wrapped profile mouldings, slide out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, interior passage doors, exterior graphics, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, electronics, wiring, electrical and plumbing products, cement siding, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of acquisitions, stock price fluctuations, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com

(thousands except per share data)	THIRD QUARTER ENDED		NINE MONTHS ENDED
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)	Sept. 29, 2013	Sept. 30, 2012	Sept. 29, 2013	Sept. 30, 2012

NET SALES	$146,623	$112,946	$448,319	$331,239
Cost of goods sold	124,800	96,043	378,900	280,063
Gross profit	21,823	16,903	69,419	51,176

Operating expenses:
Warehouse and delivery	5,293	4,086	14,539	11,741
Selling, general and administrative	7,001	5,398	21,411	16,256
Amortization of intangible assets	548	342	1,588	992
(Gain) loss on sale of fixed assets & acquisition of business	6	(234)	(424)	(237)
Total operating expenses	12,848	9,592	37,114	28,752
OPERATING INCOME	8,975	7,311	32,305	22,424
Stock warrants revaluation	-	(73)	-	1,731
Interest expense, net	541	830	1,615	2,465
Income before income taxes (credit)	8,434	6,554	30,690	18,228
Income taxes (credit)	2,982	-	11,662	(6,650)
NET INCOME	$5,452	$6,554	$19,028	$24,878

BASIC NET INCOME PER COMMON SHARE	$0.51	$0.61	$1.77	$2.38

DILUTED NET INCOME PER COMMON SHARE	$0.51	$0.60	$1.76	$2.32
Weighted average shares outstanding – Basic	10,655	10,673	10,759	10,473
Diluted	10,697	10,909	10,800	10,705

(thousands)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	Sept. 29, 2013	Dec. 31, 2012
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$10,510	$434
Trade receivables, net	35,518	17,858
Inventories	55,854	46,992
Deferred tax assets	2,563	5,149
Prepaid expenses and other	4,178	3,237
Total current assets	108,623	73,670

Property, plant and equipment, net	40,113	37,069
Goodwill and other intangible assets, net	43,364	29,581
Deferred tax assets	-	676
Deferred financing costs, net	1,400	1,612
Other non-current assets	835	861
TOTAL ASSETS	$194,335	$143,469

CURRENT LIABILITIES
Accounts payable	$36,155	$17,336
Accrued liabilities	14,872	11,816
Total current liabilities	51,027	29,152

Long-term debt	63,000	49,716
Deferred compensation and other	3,013	3,193
Deferred tax liabilities	468	-
TOTAL LIABILITIES	117,508	82,061

SHAREHOLDERS’ EQUITY	76,827	61,408
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$194,335	$143,469